UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 16, 2007(January 10, 2007)
Date of Report (Date of earliest event reported)

INNOFONE.COM, INCORPORATED
(Exact name of registrant as specified in its charter)

Nevada	0-31949	98-0202313
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1431 Ocean Ave., Suite 1100
Santa Monica, CA 90401

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (310) 458-3233

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 TERMINATION OF MATERIAL DEFINITIVE AGREEMENT

Background

On August 16, 2006, Innofone.com, Incorporated’s (“Innofone” or the “Company”) entered into an Agreement and Plan of Merger (the “Agreement”) with InfoWeapons Acquisition Corp. (“IAC”), a wholly-owned subsidiary, InfoWeapons, Inc. (“InfoWeapons”), a Georgia corporation and the shareholders of InfoWeapons. Under the terms of the Agreement, we acquired InfoWeapons and its assets (including but not limited to InfoWeapons' subsidiary InfoWeapons Corp.) with the only non-administrative outstanding item subsequent to execution being the delivery by InfoWeapons of its financial statements in accordance with US Generally Accepted Accounting Principles (GAAP). Despite and repeated requests, InfoWeapons had failed to deliver its US GAAP financial statements as required by the Agreement.

Lawsuits

As previously disclosed, on October 4, 2006, we filed a complaint in the United States District Court, Central District of California, (the “Complaint”) against InfoWeapons and Mr. Hughes (collectively, the “Defendants”) alleging that InfoWeapons and Mr. Hughes failed to perform their obligations under the Agreement and that each had wrongfully misappropriated trade secrets of our Company. On November 16, 2006, the Company amended its Complaint to add two causes of action for: (i) promissory estoppel on that certain promissory note issued to Mr. Hughes in the face amount of $2 million (the “Note”) and (ii) declaratory relief on the Note. These claims were asserted because Defendants had taken the position that the Note was payable despite Mr. Hughes written notification to the Company on September 15, 2006 that such payment was to be extended indefinitely and the Company had accepted this extension in writing. On November 22, 2006, Mr. Hughes reacted to the California litigation seeking specific performance of the Agreement he had signed by filing a Complaint against Innofone and Mr. Alex Lightman, the Company’s President and Chief Executive Officer (service of process occurred on November 30, 2006 against Lightman and occurred separately on December 1, 2006 on Innofone), in the State Court of Fulton County, state of Georgia (Case No. 2006ev001457d) (together with the Complaint, the “Complaints”).

Settlement

On January 10, 2007, the Company reached a binding and immediately enforceable settlement with InfoWeapons, Inc., InfoWeapons Corporation and Lawrence Hughes (collectively the "InfoWeapons Parties"), whereby the Company, InfoWeapons Acquisition Corporation, Alex Lightman (collectively the “Innofone Parties”) and the InfoWeapons Parties agreed to the following material terms memorialized before the Honorable Margaret A. Nagle, United States Magistrate Judge for the Central District of California, and to be followed in writing hereafter: (i) unconditional cancellation and termination of the Merger Agreement in all respects; (ii) dismissal with prejudice of both Complaints against one another, with all parties to both Complaints including InfoWeapons Corporation granting full and complete general and mutual releases to the broadest extent permitted by law; (iii) Mr. Hughes is to return to the Company the 3,478,260 shares of the Company’s Common Stock that he purchased for $4 million on April 27, 2006; (iv) Mr. Hughes is to cancel and terminate and forever forgive that certain promissory note issued to him by the Company on September 7, 2006 in the principal amount of $2 million; (v) the InfoWeapons Parties to pay the Company the sum of $180,000 on or before February 12, 2007; (vi) the termination of all agreements, contracts and obligations whatsoever between the Innofone Parties and the InfoWeapons Parties; and (vii) the mutual non-disparagement and non-solicitation of employees by and between the Innofone Parties and the InfoWeapons Parties; and (viii) certain other provisions that were read into the record at the conclusion of the settlement conference before Judge Nagle on January 10, 2007.

ITEM 8.01. OTHER EVENTS.
Please see Item 1.02 above.

Further, on January 11, 2007, we received notice from Spirent Federal Systems, Inc. of their formal termination of our Teaming Agreement given the parties collective inability to mutually agree upon the location of our proposed test center by the required date]. Our Teaming Agreement with Spirent Federal provided for the development of an electronic device testing center which was intended to be a location where companies can have their electronic devices tested and approved for capability with the IPv6 Internet environment.  One of the criteria to maintain our agreement with Spirent Federal was to locate and lease or own a testing facility suitable to all parties in sufficient time to launch by December 31, 2006.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

Not applicable.

(b) PRO FORMA FINANCIAL INFORMATION.

Not applicable.

(c) EXHIBITS.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

INNOFONE.COM, INCORPORATED
By:	/s/ Alex Lightman Chief Executive Officer and President

January 16, 2007